Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-261366 on Form F-3 of our report dated May 12, 2023, relating to the financial statements of Procaps Group, S.A. appearing in the Annual Report on Form 20-F of Procaps Group, S.A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche S.A.S.

Barranquilla, Colombia
May 25, 2023